EXHIBIT 10.2

FORM OF XYLEM
2011 OMNIBUS INCENTIVE PLAN

[YEAR] RESTRICTED STOCK UNIT AGREEMENT
THIS AGREEMENT (the “Agreement”), effective as of [Month] [day], [year], by and between Xylem Inc. (the “Company”) and [name] (the “Grantee”), WITNESSETH:
WHEREAS, the Grantee is now employed by the Company or an Affiliate (as defined in the Company’s 2011 Omnibus Incentive Plan (the “Plan”)) as an employee, and in recognition of the Grantee’s valued services, the Company, through the Leadership Development and Compensation Committee of its Board of Directors (the “Committee”), desires to provide an inducement to remain in service of the Company and as an incentive for increased efforts during such service pursuant to the provisions of the Plan.
NOW, THEREFORE, in consideration of the terms and conditions set forth in this Agreement and the provisions of the Plan, a copy of which is attached hereto and incorporated herein as part of this Agreement, and any administrative rules and regulations related to the Plan as may be adopted by the Committee, the parties hereto hereby agree as follows:

1.
Grant of Restricted Stock Units. In accordance with, and subject to, the terms and conditions of the Plan and this Agreement, the Company hereby confirms the grant on [Month] [day], [year] (the “Grant Date”) to the Grantee of [#,###] Restricted Stock Units. For Named Executive Officers disclosed in the Company’s Proxy Statement, Restricted Stock Units granted hereunder are intended to be Performance-Based Awards (as defined in the Plan) that satisfy the conditions for the Performance-Based Exception under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Restricted Stock Units are notional units of measurement denominated in shares of common stock (i.e., one Restricted Stock Unit is equivalent in value to one share of common stock).

The Restricted Stock Units represent an unfunded, unsecured right to receive shares and dividend equivalent payments pursuant Section 2(b) hereof in the future if the conditions set forth in the Plan and this Agreement are satisfied.

2.	Terms and Conditions. It is understood and agreed that the Restricted Stock Units are subject to the following terms and conditions:

(a)
Restrictions. Except as otherwise provided in the Plan and this Agreement, neither this Award nor any Restricted Stock Units subject to this Award may be sold, assigned, pledged, exchanged, transferred, hypothecated or encumbered, other than to the Company as a result of forfeiture of the Restricted Stock Units.

(b)
Voting and Dividend Equivalent Rights. The Grantee shall not have any privileges of a stockholder of the Company with respect to the Restricted Stock Units or any shares that may be delivered hereunder, including without limitation any right to vote such shares or to receive dividends, unless and until such shares are delivered upon vesting of the Restricted Stock Units. Dividend equivalents shall be earned with respect to each Restricted Stock Unit that vests and the amount shall equal to the total dividends declared on a share, where the record date of the dividend is between the Grant Date of this Award and the date a share is issued upon vesting of the Restricted Stock Unit. Any dividend equivalents earned shall be paid in cash to the Grantee when the shares subject to the vested Restricted Stock Units are issued. No dividend equivalents shall be earned or paid with respect to any Restricted Stock Units that do not vest. Dividend equivalents shall not accrue interest.

(c)
Vesting and Payment. Restricted Stock Units may only vest while the Grantee is actively employed by the Company or an Affiliate. The Restricted Stock Units shall vest (meaning the restriction period shall lapse and the Restricted Stock Units shall become free of the forfeiture provisions in this Agreement) on March [day], [year+3]. For Named Executive Officers disclosed in the Company’s Proxy Statement at any time during the vesting period, the vesting would also be contingent upon achievement of a three-year cumulative Adjusted Net Income performance target as approved by the Committee (Adjusted Net Income is defined as Xylem US GAAP Net Income adjusted for items as identified in the AIP& LTIP Default Guidelines for Potential Adjustments). Except as provided in subsection 2(i), upon vesting of the Restricted Stock Units, including vesting pursuant to subsections 2(d) or 2(e), the Company will deliver to the Grantee (i) one share for each vested Restricted Stock Unit, with any fractional shares resulting from proration pursuant to subsection 2(e) to be rounded to the nearest whole share, and (ii) an amount in cash attributable to dividend equivalents earned in accordance with subsection 2(b), less shares withheld in accordance with subsection 2(f).

For the avoidance of doubt, active employment of a Grantee by the Company or an Affiliate, for the purposes of vesting in the Restricted Stock Units granted hereunder, shall include employment with the Company for so long as the Grantee continues working at such an entity.  Active employment does not include any potential severance period.

(d)	Effect of Acceleration Event. Any unvested Restricted Stock Units shall vest in full upon an Acceleration Event.

(e)
Effect of Termination of Employment. Restricted Stock Units may only vest while the Grantee is actively employed by the Company or an Affiliate. If the Grantee's active employment is terminated for any reason, and such termination constitutes a “separation from service” within the meaning of Section 409A of the Code and any related regulations or other effective guidance promulgated thereunder (“Section 409A”), the following would apply to any unvested Restricted Stock Units on the date of the Grantee’s termination of employment:

(i)	Separation from Service due to Death or Disability (as defined below). Any unvested Restricted Stock Units shall immediately become 100% vested.

(ii)	Separation from Service due to Retirement (as defined below). A prorated portion (as defined below) of any unvested Restricted Stock Units shall immediately vest.

(iii)	Separation from Service other than Death, Disability and Retirement. Any unvested Restricted Stock Units shall automatically be forfeited.
Disability. For the purposes of this Agreement, the term “Disability” shall mean the complete and permanent inability of the Grantee to perform all duties under the terms of his or her employment, as determined by the Committee upon the basis of such evidence, including independent medical reports and data, as the Committee deems appropriate or necessary.

Retirement. For the purposes of this Agreement, the term “Retirement” shall mean the termination of the Grantee's employment, if, at the time of such termination, the Grantee is at least age 55 and has completed 10 years of service with the Company or the Grantee is age 65 or older.
Prorated Vesting Upon Retirement. The prorated portion of the Restricted Stock Units that vests upon the Grantee’s termination of employment due to the Grantee's Retirement shall be determined by multiplying the total number of unvested Restricted Stock Units at the time of the Grantee's termination of employment by a fraction, of which the numerator is the number of full months the Grantee has been continually employed since the Grant Date and the denominator is 36. For this purpose, full months of employment shall be based on monthly anniversaries of the Grant Date, not calendar months.

(f)
Tax Withholding. In accordance with Article 15 of the Plan, the Company may make such provisions and take such actions as it may deem necessary for the withholding of all applicable taxes attributable to the Restricted Stock Units and any related dividend equivalents. Unless the Committee determines otherwise, the minimum statutory tax withholding required to be withheld upon delivery of the shares and payment of dividend equivalents shall be satisfied by withholding a number of shares having an aggregate Fair Market Value equal to the minimum statutory tax required to be withheld. If such withholding would result in a fractional share being withheld, the number of shares so withheld shall be rounded up to the nearest whole share. Notwithstanding the foregoing, the Grantee may elect to satisfy such tax withholding requirements by timely remittance of such amount by cash or check or such other method that is acceptable to the Company, rather than by withholding of shares, provided such election is made in accordance with such conditions and restrictions as the Company may establish. If FICA taxes are required to be withheld while the Award is outstanding, such withholding shall be made in a manner determined by the Company.

(g)
Grantee Bound by Plan and Rules. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement and agrees to be bound by the terms and provisions thereof. The Grantee agrees to be bound by any rules and regulations for administering the Plan as may be adopted by the Committee prior to the date the Restricted Stock Units vest. Terms used herein and not otherwise defined shall be as defined in the Plan.

(h)
Governing Law. This Agreement is issued, and the Restricted Stock Units evidenced hereby are granted, in White Plains, New York, and shall be governed and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

(i)
Section 409A Compliance. To the extent applicable, it is intended that the Plan and this Agreement comply with the requirements of Section 409A, and the Plan and this Agreement shall be interpreted accordingly.

(i)
If it is determined that all or a portion of the Award constitutes deferred compensation for the purposes of Section 409A, and if the Grantee is a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, at the time of the Grantee’s separation from service, then, to the extent required under Section 409A, any shares that would otherwise be distributed (along with the cash value of all dividend equivalents that would be payable) upon the Grantee’s separation from service, shall instead be delivered (and, in the case of the dividend equivalents, paid) on the earlier of (x) the first business day of the seventh month following the date of the Grantee’s separation from service or (y) the Grantee’s death.

(ii)
If it is determined that all or a portion of the Award constitutes deferred compensation for the purposes of Section 409A, upon an Acceleration Event that does not constitute a “change in the ownership” or a “change in the effective control” of the Company or a “change in the ownership of a substantial portion of a corporation’s assets” (as those terms are used in Section 409A), the Restricted Stock Units shall vest at the time of the Acceleration Event, but distribution of any Restricted Stock Units (or related dividend equivalents) that constitute deferred compensation for the purposes of Section 409A shall not be accelerated (i.e., distribution shall occur when it would have occurred absent the Acceleration Event).

IN WITNESS WHEREOF, the Company has caused this instrument to be executed by its President and Chief Executive Officer, or a Vice President, as of [Month] [day], [year].

Agreed to:                            XYLEM INC.

_____________________________
Grantee

(Online acceptance constitutes agreement)

Dated: _________________                    Dated: [Month] [day], [year]

Enclosures